Exhibit 2.11

AMENDMENT NO. 2 dated as of December 22, 2004 (this “Amendment”), to the Trust Agreement (the “Trust Agreement”) dated as of November 10, 1998, as amended, among THE BANK OF NEW YORK, not in its individual capacity but solely as Managing Trustee (the “Managing Trustee”) of the Pemex Project Funding Master Trust (the “Trust”), THE BANK OF NEW YORK (DELAWARE) (the “Delaware Trustee”) and Petróleos Mexicanos (“Pemex”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, Section 11.1 of the Trust Agreement provides that the Managing Trustee and Pemex may amend the Trust Agreement; and

WHEREAS, in consideration for the Managing Trustee’s agreement to enter into Amendment No. 1 to the Trust Agreement, dated November 17, 2004, Pemex agreed in a letter dated November 17, 2004 to prepare, execute and deliver an amendment to the Trust Agreement modifying the obligations of the Managing Trustee to perform certain duties under Section 3.1(b)(ix) of the Trust Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Amendment of Section 3.1(b)(ix). Section 3.1(b)(ix) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“the Managing Trustee shall execute and cause to be prepared and filed by an accounting firm acceptable to Pemex any U.S. federal income tax returns of the Trust relating to the transactions contemplated by this Trust Agreement or the Assignment and Indemnity Agreement at the direction of Pemex, and to provide Pemex with a copy of any such return promptly after such return has been delivered to the Managing Trustee.”

SECTION 2. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 3. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules).

SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

SECTION 5. Amendment. Except as specifically amended or modified hereby, the Trust Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Trust Agreement shall, on and after the date hereof, be deemed to refer to the Trust Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the date first above written.

THE BANK OF NEW YORK, not in its individual capacity, except as expressly set forth herein, but solely as Managing Trustee

By	/s/ MARION F. ZINOWSKI
Name:	Marion F. Zinowski
Title:	Vice President

PETROLEOS MEXICANOS

By	/s/ OCTAVIO ORNELLAS ESQUINCA
Name:	Octavio Ornellas Esquinca
Title:	Managing Director of Finance and Treasury

THE BANK OF NEW YORK (Delaware), not in its individual capacity, except as expressly set forth herein, but solely as Trustee

By	/s/ KRISTINE K. GULLO
Name:	Kristine K. Gullo
Title:	Asst. Vice President

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